[PRICE WATERHOUSE LETTERHEAD]




December 3, 1997




Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

Ladies and Gentlemen:

                        CLARK REFINING & MARKETING, Inc.

We have read Item 4 of Clark Refining & Marketing, Inc.'s Form 8-K dated November 21, 1997, and are in agreement with the statements contained therein.

Yours very truly,


/s/  Price Waterhouse LLP